Exhibit 99.1

Media Contact

Brendan Lahiff

Sr. Manager, Investor Relations

Intersil Corporation

Tel: (408) 546-3399

e-mail: investor@intersil.com

Intersil Corporation Updates its Second Quarter 2010 Outlook

Milpitas, CA, May 14, 2010 – Intersil Corporation (NASDAQ Global Select: ISIL), a world leader in the design and manufacture of high performance analog and mixed signal semiconductors, today announced that it has updated its second quarter 2010 financial outlook to account for its recent acquisition of Techwell, Inc. The Techwell acquisition closed on April 27, 2010.

During its annual Investor & Analyst Day today in San Mateo, CA, Intersil will provide the following update to its previously issued second quarter 2010 outlook:

•	Revenues are expected to be in the range of $214 million to $222 million

•	Research and development expenses are expected to be approximately $47 million

•	Selling, general and administrative expenses are expected to be approximately $35 million

•	Stock-based compensation expense is expected to be approximately $9.3 million

•	Techwell related amortization is expected to be between $5 million and $10 million

•	One-time acquisition related expenses are expected to be approximately $17 million

•	Excluding amortization and one-time acquisition-related expenses, non-GAAP earnings per diluted share are expected to be in the range of $0.22 to $0.25

Intersil management also provided an update on its long-term goal of reaching a billion dollar revenue run rate. Last year’s goal of achieving revenues of $250 million during the fourth quarter of 2011 was accelerated by one year, with that sales level now expected during the fourth quarter of 2010.

“We are excited to bring Techwell into the Intersil family, and are discovering an increasing number of engineering and marketing synergies. Because of this acquisition, industrial is now Intersil’s largest end market, and is expected to drive stable, profitable growth,” said Mr. Bell. “The diversity of our product portfolio continues to increase with more than one new product family per quarter added during the last two years.”

The annual Investor & Analyst Day presentation will be web cast live, and may be accessed via the investor relations section of the Intersil website at http://www.intersil.com/cda/investor/. An archived replay will be available shortly following the live presentation.

About Intersil

Intersil Corporation is a leader in the design and manufacture of high-performance analog and mixed signal semiconductors. The Company’s products address some of the industry’s fastest growing markets, such as flat panel displays, cell phones, other handheld systems, and notebooks. Intersil’s product families address power management functions and analog signal processing functions. Intersil products include ICs for battery management, hot-plug controllers, linear regulators, power sequencers, supervisory ICs, bridge drivers, PWM controllers, switching DC/DC regulators, Zilker Labs Digital Power ICs and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; D2Audio products; video and high-performance operational amplifiers; high-speed data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and radiation-hardened applications. For more information about Intersil or to find out how to become a member of our winning team, visit the Company’s web site and career page at www.intersil.com.

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